Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in Registration Statement No. 333-261823 on Form S-1 of our report dated March 15, 2022 relating to the consolidated financial statements of Boxed, Inc. and its subsidiaries, appearing in the Prospectus Supplement, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
March 15, 2022